Exhibit 9.2
             [Exhibit A to Amendment No. 1 to Stockholders Agreement]

MERGER CONSIDERATION ADJUSTMENT AGREEMENT dated as of November 8, 1999 (this "Agreement"), among RNYC Holdings Limited, a Gibraltar corporation ("Principal Stockholder"), HSBC Holdings plc, an English public limited company ("HSBC") and HSBC North America Inc., a Delaware corporation ("US Holdco").


                  WHEREAS HSBC, Republic New York Corporation, a Maryland corporation ("the Company") and Safra Republic Holdings S.A., a Luxembourg societe anonyme ("SRH"), have entered into a Transaction Agreement and Plan of Merger dated as of May 10, 1999 (as amended by the Joinder Agreement dated as of May 20, 1999 and by Amendment No. 1 to the Transaction Agreement and Plan of Merger dated as of the date hereof (the "Merger Amendment Agreement")) (the "Merger Agreement"), providing for, among other things, the merger of a wholly owned subsidiary of US Holdco with and into the Company (the "Merger"), following which the Company will be a wholly owned subsidiary of US Holdco;

                  WHEREAS Saban S.A., the Principal Stockholder, Congregation Beit Yaakov, Mr. Edmond J. Safra ("Mr. Safra"), HSBC and US Holdco entered into a stockholder agreement dated as of May 10, 1999 (as amended by Amendment No. 1 to Stockholders Agreement dated as of the date hereof) (the "Stockholders Agreement") relating to the Merger;

                  WHEREAS the Principal Stockholder and its affiliates own approximately 29.5% of the outstanding common stock of the Company and will be entitled to the consideration specified in the Merger Agreement upon consummation of the Merger Agreement;

                  WHEREAS as an inducement and a condition to its entering into the Merger Amendment Agreement and incurring the obligations set forth in the Merger Agreement, HSBC has required the Principal Stockholder to enter into this Agreement; and

                  WHEREAS, although none of the parties hereto believes, or has any reason to believe, that any Principal Stockholder Entity has any obligation or liability to any Person in connection with the Princeton Note Matter (as defined in the Merger Agreement), the parties hereto are executing and delivering this Agreement in order to assist with the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

                  NOW, THEREFORE, in consideration of the obligations and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                  SECTION 1. Definitions. Capitalized terms used but not defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement. In addition, for purposes of this
Agreement:

                  "Account" means the account for the benefit of the Principal Stockholder held at HSBC, its direct or indirect Subsidiary, or a branch of either located or acting outside of the United States, designated by the Principal Stockholder and reasonably acceptable to HSBC.

                  "Ancillary Expenses" means all legal fees, costs and expenses, and investigative costs, incurred by any Relevant Party principally, directly or indirectly, with respect to any claim involving or related to the Princeton Note Matter, calculated on a pre-tax basis.

                  "Claim" means an amount of Losses for which a reduction in the Merger Consideration (calculated in accordance with this Agreement) is sought to be effected pursuant to a Request for Adjustment.

                  "Losses" means all losses, liabilities, claims, fines, penalties, damages (including, without limitation, punitive and exemplary damages and treble damages) and expenses (but (i) excluding legal fees, costs or expenses, or investigative costs, incurred by any Relevant Party and (ii) including indemnity payments (including indemnity payments with respect to legal fees, expenses and investigative costs incurred by any Person required to be indemnified under currently existing obligations by any Relevant Party) other than indemnity payments under Section 16 of the Stockholder Agreement), suffered or incurred by settlement, judgment or otherwise by any Relevant Party on a pre-tax basis to the extent arising principally, directly or indirectly, from any claim, action or proceeding involving or relating to the Princeton Note Matter whether directly or by virtue of any obligation to so indemnify a Person; in each case net of any net amounts received under currently existing insurance policies or as a result of counterclaims, rights of set-off or similar recoveries ("Offset") principally, directly or indirectly related to the Princeton Note Matter.

                  "Principal Stockholder Entities" means any of (a) notwithstanding any other provisions of this definition or this Agreement,  Mr.
Safra in any capacity (b) the Principal Stockholder or its affiliates or any of their respective officers, directors, employees, stockholders and controlling persons (including, without limitation to the generality, Saban S.A.) agents and representatives, but excluding for the purposes of this clause (b) any individual who is an officer, director, employee, agent or representative of a Relevant Party when acting in his or her capacity as such. For the purpose of this definition, "affiliates" of the Principal Stockholder shall not include the Company or SRH or any of their respective direct or indirect Subsidiaries.

                  "Relevant Party" means the Company or any of its Subsidiaries (including, without limitation, Republic New York Securities Corporation).

                  "Request for Adjustment" means a notice substantially in the form of Exhibit A hereto delivered by US Holdco to the Principal Stockholder pursuant to Section 5 hereof, which shall be executed by the President, the Chief Executive Officer, or the Chief Financial Officer of US Holdco.

                  "taxes" shall mean all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any United States federal, state, local or non-United States ("foreign") government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes (including, but not limited to, United Kingdom or United States federal income taxes and state and local income taxes), excise taxes, environmental taxes, franchise taxes, gross receipts taxes, value added taxes, stamp taxes, transfer taxes, withholding taxes, and other obligations of the same or of a similar nature and tax and taxation and similar terms shall be construed accordingly.

                  "Taxpayer" means HSBC and its affiliate entities including without limitation any Relevant Party.

                  SECTION 2. Termination. This Agreement shall terminate automatically, without any action by the parties hereto, if the Merger Agreement terminates prior to the Effective Time or if the Merger Agreement is amended in a manner adverse to the Principal Stockholder without the Principal Stockholder's consent.

                  SECTION 3. Account Arrangements. (a) The Principal Stockholder hereby instructs US Holdco, on the Principal Stockholder's behalf, to deposit in the Account $180,000,0000 of the Merger Consideration to which it is entitled under the Merger Agreement on the date on which such $180,000,000 would otherwise have been paid to the Principal Stockholder. The Principal Stockholder hereby agrees that it shall on delivery of the Certificates representing Company Common Stock to the Exchange Agent direct the Exchange Agent to so deposit such $180,000,000 of the Merger Consideration into the Account.

                  (b) The parties agree to treat the Principal Stockholder as the beneficial owner of the Account, including any income derived from the Account, for income tax purposes. Any withdrawal by US Holdco from the Account or any payment made by the Principal Stockholder to US Holdco under the terms of this Agreement shall be treated as a decrease in the Merger Consideration paid by US Holdco to the Principal Stockholder and as not taxable to US Holdco or HSBC. Any payment into the Account (other than the payment contemplated by Section 3(a)) or to the Principal Stockholder by US Holdco under the terms of this Agreement shall be treated as an increase in the Merger Consideration paid by US Holdco to the Principal Stockholder.

                  (c) The Account shall bear interest for each six month period at the London InterBank Offered Rate as quoted by HSBC at the beginning of each six month period for accounts of a similar size. Such interest shall be credited to the Account at the end of each six month period and shall be paid promptly thereafter to the Principal Stockholder or its designee.

                  SECTION 4. Adjustment of Merger Consideration. (a) Subject to Sections 4(b) to 4(i) (inclusive) and Section 5, from time to time following the Effective Time, US Holdco may withdraw from the Account, amounts equal to 60% of the first $300,000,000 of Losses incurred after the time that Losses and Ancillary Expenses exceed $700,000,000 (calculated on a pre-tax basis), but in no event more than $180,000,000 (the "Total Amount").

                  (b) The Principal Stockholder will not have any liability with respect to the Princeton Note Matter under this Agreement or otherwise in excess of the Total Amount and any obligation of the Principal Stockholder under this Agreement shall be satisfied solely out of the Account.

               (c)  Except  as  otherwise   specifically   provided  in  this
Agreement and Section 15 of the Stockholders Agreement,

HSBC and US Holdco each
acknowledges that it and its Subsidiaries, and to the full extent that HSBC or US Holdco has the legal authority to do so, their respective officers, directors, employees, stockholders (in their capacity as such) and representatives will have no remedy against any Principal Stockholder Entity with respect to any and all Losses arising directly or indirectly out of or relating to the Princeton Note Matter. In furtherance of the foregoing, HSBC and US Holdco each agrees, on behalf of itself and its Subsidiaries, and to the full extent that either has the legal authority to do so, their respective officers, directors, employees, stockholders (in their capacity as such) and representatives, to waive any and all rights, claims and causes of action they may have against any Principal Stockholder Entity, arising out of or relating directly or indirectly to the Princeton Note Matter. Except in the case of any Principal Stockholder Entity nothing herein is intended to waive any rights the Company, US Holdco or HSBC (or any of their respective Subsidiaries) may have against any other Person or any such Person in any other capacity.

                  (d) The final amount of the adjustment to the Merger Consideration resulting from any Loss and US Holdco's right to withdraw from the Principal Stockholder's Account provided under this Section 4 shall be (i) increased to take account of any net tax cost incurred by the Taxpayer arising from the receipt of payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net tax benefit actually realized by the Taxpayer arising from the incurrence or payment of any such Loss. In computing the amount of any such tax cost or tax benefit, the Relevant Parties shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any payment hereunder or the incurrence or payment of any Loss; provided, however, that in calculating the tax benefit in respect of any Loss, the deductibility or other tax effect of all Losses in the aggregate will be allocated among such Losses on a pro-rata basis. The amount of a tax benefit shall be determined on the date that the Taxpayer receives an actual reduction in its tax liability (including a reduction in estimated tax payments) and shall be subject to adjustment pursuant to the remainder of this Section 4 if such tax benefit subsequently increases or decreases.

                  (e) The Taxpayer shall claim a tax deduction (or, without limitation, any other available tax benefits) for any Losses, without regard to the adjustment to Merger Consideration made pursuant to this Agreement, except to the extent that the Taxpayer has received an opinion of its independent tax advisor that there would not be substantial authority for the claiming of such deduction or other benefit. If the Taxpayer incurs a Loss prior to actually realizing any tax benefit from such Loss, then the Claim shall initially be for the full amount arising from the incurrence or payment of such Loss without regard to any potential tax benefit from such Loss. However, if and to the extent the Taxpayer actually realizes a tax benefit arising from the incurrence or payment of such Loss under the principles of Section 2(d) then US Holdco shall reimburse the Account at such time, or, if subsequent to the closure of the Account, pay such amount to the Principal Stockholder or its designee. In the event that a final determination is made whereby a tax benefit described in the preceding sentence subsequently is disallowed, US Holdco may withdraw the appropriate amount from the Account.

                  (f) If (i) the Taxpayer claims a tax benefit in respect of any Loss, (ii) such claimed tax benefit reduces the amount to be repaid to US Holdco from the Account under the terms of this Agreement, and (iii) a taxing authority subsequently claims that such tax benefit was not available to the Taxpayer, the Taxpayer will contest such contention; provided, however, that the Taxpayer shall not be required to pursue a judicial proceeding to challenge such contention if it has received an opinion of its independent tax advisor that it is not at least more likely than not that the Taxpayer will succeed in the contest.

                  (g) Subject to Section 4(h), US Holdco's right to deliver a Request for Adjustment and to cause an adjustment to the Merger Consideration pursuant to this Agreement shall end on the Termination Date. The Termination Date shall be the third anniversary of the Closing Date unless at such date (i) US Holdco has been notified of claims, demands or proceedings against any Relevant Party or any Person required to be indemnified by any Relevant Party under currently existing obligations that it reasonably believes could result in an adjustment to the Merger Consideration pursuant to this Agreement or US Holdco reasonably believes such claims, demands or proceedings will be asserted or instituted or (ii) the amount of the adjustment to the Merger Consideration resulting from any Loss has been reduced pursuant to Section 4(d) or (e) to reflect a deduction or other tax benefit which is still subject to disallowance and which US Holdco reasonably believes is reasonably likely to be challenged by a relevant tax authority, in either of which events US Holdco may extend the Termination Date for up to one year by delivering a written notice to the Principal Stockholder signed by the President, Chief Executive Officer or Chief Financial

Officer of US Holdco to such effect and stating the extended Termination Date. The extension right of the preceding sentence also may be exercised with respect to any extended Termination Date, except that the Termination Date shall not in any event be extended beyond the sixth anniversary of the Closing Date.

                  (h) On the Termination Date, as it may have been extended pursuant to Section 4(g), US Holdco shall deliver to the Principal Stockholder a Certificate signed by the President, Chief Executive Officer or Chief Financial Officer of US Holdco specifying (i) the unresolved actually instituted and pending claims, demands or proceedings that could result in an adjustment to the Merger Consideration pursuant to this Agreement, (ii) any Claim as to which there is a dispute between the parties as to which US Holdco has delivered a Request for Adjustment prior to the Termination Date, (iii) deductions or other the tax benefits which have reduced the adjustment to the Merger Consideration resulting from the amount of any Loss pursuant to Section 4(d) or (e) which are still subject to disallowance and which US Holdco reasonably believes are reasonably likely to be challenged by a relevant tax authority (the items described in (i), (ii) and (iii) being called "Continuing Claims"), and (iv) the amount remaining in the Account that US Holdco reasonably and in good faith believes should be available to protect its rights to adjust the Merger Consideration pursuant to this Agreement (the "Required Amount"). US Holdco's right to deliver a Request for Adjustment and to adjust the Merger Consideration pursuant to this Agreement after the Termination Date shall continue only with respect to such Continuing Claims. Any amount held in the Account in excess of the Required Amount will be paid to the Principal Stockholder or its designee promptly after the Termination Date. To the extent any Continuing Claim is resolved in a manner resulting in a Loss (or in the increase of a Loss), US Holdco may withdraw from the Account an amount with respect to such Loss in accordance with this Agreement as it applied to Losses prior to the Termination Date. Upon final resolution of all Continuing Claims or, if there are not any Continuing Claims at the Termination Date, after the Termination Date, all remaining amounts in the Account will be paid promptly to the Principal Stockholder or its designee and the Account will be closed.

                  (i) After the third anniversary of the Closing Date, US Holdco shall periodically (and not less frequently than on each anniversary of the Closing Date) determine whether the amount in the Account exceeds the amount US Holdco reasonably and in good faith believes should be available to protect US Holdco's right to adjust the Merger

Consideration  in  accordance  with this
Agreement, and, in the event it is so determined, the amount of any excess shall be released to the Principal Stockholder or its designee.

                  SECTION 5. Adjustment Procedures. (a) In order for US Holdco to effect a withdrawal from the Account under Section 4, US Holdco must deliver a Request for Adjustment to the Principal Stockholder in the manner specified by
Section 6 and such Request for Adjustment must contain all applicable information and representations and warranties required thereby.

                  (b) Unless the Principal Stockholder raises an objection to the Claim described in such Request for Adjustment pursuant to Section 5(c), US Holdco may withdraw no earlier than the day that is 30 days after the Request for Adjustment was delivered in the manner specified by Section 6 an amount equal to the amount of the Claim in such Request for Adjustment. US Holdco shall not withdraw any amount from the Account if the Principal Stockholder has raised any objections to the Claim made in the Request for Adjustment pursuant to
Section 5(c) until such time as such objections  have been resolved  pursuant to
Section 7(g) or otherwise.

                  (c) The Principal Stockholder may object to any Claim made in such Request for Adjustment by notifying US Holdco of such objection no later than the day that is 30 days after the Request for Adjustment has been delivered in the manner specified by Section 6, except that the Principal Stockholder may only so object for the following reasons:

                  (i) the Request for Adjustment is not in all material respects in compliance with the requirements of Section 5(a) above; or

                  (ii) the representations contained in the Request for
                       Adjustment are not accurate in all material respects.

                  (d) Any dispute that arises as a result of an objection raised by the Principal Stockholder pursuant to Section 5(c) shall not constitute or give rise to a Loss of any Relevant Party in respect of such dispute.

                  (e) After the Effective Time through the Termination  Date, US
Holdco will provide quarterly written reports in reasonable detail as to all matters about which it is aware (after making reasonable inquiry of Relevant
Parties)  that is or may become  subject to the  provisions  of this  Agreement;
provided such reports shall not include any information the inclusion of which in the good faith opinion of US Holdco's counsel threatens to constitute a waiver of the attorney-client privilege, work product doctrine or other protection from compulsory disclosure. On the request of the Principal Stockholder the parties shall enter into a joint defense agreement or similar arrangement to the extent that, in the good faith opinion of US Holdco's counsel, such agreement or arrangement would be enforceable against adverse Persons.

                  SECTION 6. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile, or sent, postage prepaid, by registered, certified or express mail, or overnight courier service and shall be deemed given when received, as follows:

                  (a)  if to the Principal Stockholder, to:

                           RNYC Holdings Limited
                           Neptune House
                           Marina Bay
                           Gibraltar

                           Attention:  The Company Secretary

                  with a copy to:

                           Cravath, Swaine & Moore
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, NY 10019

                           Attention:  Rory Millson
                                Philip A. Gelston
                               Fax: (212) 474-3700

                  (b)      if to HSBC, to:

                           HSBC Holdings plc
                           10 Lower Thames Street
                           London EC3R 6AE
                           United Kingdom

                           Attention:  Group Company Secretary
                           Fax:  011-44-171-260-8249
                  with a copy to:

                           Cleary Gottlieb, Steen & Hamilton
                           One Liberty Plaza
                           New York, NY 10006

                           Attention:  James F. Munsell, Esq.
                                              Victor I. Lewkow, Esq.
                           Fax: (212) 225-3999

                  (c) if to US Holdco, to:

                           HSBC North America Inc.
                           1 HSBC Center
                           Buffalo, NY 14203

                           Attention:  General Counsel
                           Fax:  (716) 841-5391

                  with a copy to:

                           Cleary, Gottlieb, Steen & Hamilton
                           One Liberty Plaza
                           New York, NY 10006

                           Attention:  James F. Munsell, Esq.
                                              Victor I. Lewkow, Esq.
                           Fax:  (212) 225-3999


                  SECTION 7. Miscellaneous. (a) This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties hereto; provided, however, that the rights and obligations of US Holdco may be assigned by operation of law in respect of any merger or consolidation of US Holdco with the Company, or any of HSBC's wholly-owned Subsidiaries. Any attempt to assign or transfer in violation of this Section 7(a) shall be void.

                  (b) This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

                  (c) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

                  (d) This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

                  (e) If, and to the extent that any Relevant Party receives an Offset not previously taken into account in determining the amount of Losses, then US Holdco shall reimburse the Account, or, if subsequent to the closure of the Account, pay the Principal Stockholder or its designee, an amount accounting for such Offset (i.e., reflecting a recalculation the Losses incurred and relevant to an adjustment hereunder that gives effect to such Offset). In determining the effect of any Offset on the adjustments to the Merger Consideration made under this Agreement, any Offset that can be specifically linked to a particular Loss shall be applied against such Loss, any Offset that cannot be specifically linked to a particular Loss but can be specifically linked to a particular party shall be applied pro rata to all Losses attributable to such party and all other Offsets shall be applied pro rata to all Losses incurred.

                  (f) This Agreement shall be governed by and construed in accordance with English law.

                  (g) (I) Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding its validity, or the performance or breach thereof, shall be finally settled by arbitration administered by the American Arbitration Association ("AAA"). The arbitration shall be conducted in accordance with the International Arbitration Rules of the AAA in effect at the time of the arbitration ("AAA Rules"), except as they may be modified herein or by agreement of the parties. The place of arbitration shall be New York, New York.


                  (II) The arbitration shall be commenced by the service by one party of a notice of arbitration in accordance with the AAA Rules. The arbitration shall be conducted by a tribunal composed of three arbitrators. Each of the Principal Stockholder and HSBC shall appoint one arbitrator and deliver written notification of such appointment to the other parties and to the AAA within thirty days of the date on which the arbitration commenced. In the event either the Principal Stockholder or HSBC fails to deliver notification of its appointment of an arbitrator to the other parties within such thirty-day period, upon request of either the Principal Stockholder or HSBC the AAA shall appoint such arbitrator within thirty days of the AAA's receipt of such request. The two arbitrators appointed in accordance with the above provisions shall appoint the third arbitrator and notify the parties in writing of such appointment within thirty days of their appointment (or within thirty days of the appointment of the second of them if the two appointments have not been simultaneous). If the first two appointed arbitrators fail to notify the parties of the appointment of the third arbitrator within such thirty-day period, then upon request of either the Principal Stockholder or HSBC the AAA shall appoint the third arbitrator within thirty days of the AAA's receipt of such request. The third arbitrator shall serve as chairman of the tribunal.

                  (III) The arbitration proceedings shall be concluded within 120 days from the date the chairman of the tribunal has been appointed, and the tribunal shall use its best efforts to issue the final award within fifteen days after closure of the proceedings. The tribunal may extend these time limits only if it determines that the interest of justice so requires. Each party agrees that in the event the tribunal determines that such party breached Section 4 or
Section 5 in any material respect such party shall be obligated to reimburse the other party for the fees and expenses (including reasonable attorney's fees and expenses) incurred by such other party in connection with such breach and the litigation relating to such breach.

                  (IV) The award rendered by the tribunal shall be final and binding on the parties. Judgment on the award may be entered in any court of competent jurisdiction.

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.



                                                RNYC Holdings Limited,


                                                 by  /s/George J. Gillespie III
                                                 ------------------------------
                                                 Name:  George J. Gillespie III
                                                 Title:  Attoeney-In-Fact



                                                 HSBC NORTH AMERICA, INC.,


                                                 by  /s/ Gerald A. Ronning
                                                 -------------------------
                                                 Name:  Gerald A. Ronning
                                                 Title:  President



                                                 HSBC HOLDINGS PLC,


                                                 by  /s/ David Shaw
                                                 ------------------
                                                 Name:  David Shaw
                                                 Title:  Authorised Signatory

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                                                                    EXHIBIT A

                              REQUEST FOR ADJUSMENT

To:      RNYC Holdings Limited
         [Address]

         Attention:        [                ]


                  On behalf of HSBC North America Inc. ("US Holdco"), we hereby notify you of a claim (the "Claim") for Losses to be withdrawn from the Account under Section 4 of the Merger Consideration Adjustment Agreement dated as of November 7, 1999 among RNYC Holdings Limited, HSBC Holdings plc and US Holdco (the "Merger Consideration Adjustment Agreement"). Terms used but not defined in this Request shall have the meanings assigned to such terms in the Merger Consideration Adjustment Agreement.

                  In accordance with Section 5 of the Merger Consideration Adjustment Agreement, the Company hereby represents and warrants as follows:

                  1.  Amount.  The amount of the Claim is $[  ].

                  2. Basis for Claim. Attached as Annex A hereto is a full, complete and accurate description in all material respects, together with any material applicable underlying documents (including, without limitation, court orders, settlement agreements, fines and bills) of the factual circumstances giving rise to the Losses to which the Claim relates.

                  3. Adjustment Limit. The Claim is being made subject to the limits contained in Section 4 of the Merger Consideration Adjustment Agreement. The payment of this Claim by RNYC Holdings Limited will not exceed any limits




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contained in Section 4 of the Merger Consideration Adjustment Agreement.


                                          HSBC NORTH AMERICA INC.,

                                          by -----------------------
                                             Name: [            ]
                                             Title: